Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Diego Pellicer Worldwide, Inc. of our report dated April 29, 2017, relating to the consolidated balance sheet of Diego Pellicer Worldwide, Inc. as of December 31, 2016 and the related consolidated statement of operations, stockholders’ deficit, and cash flows for the year then ended, appearing in the Annual Report on Form 10-K for the year ended December 31, 2017. Our report, dated April 29, 2017, relating to aforementioned financial statements, contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/Paritz & Company, PA

Hackensack, New Jersey
May 4, 2018